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                                                                    EXHIBIT 3.15

                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                     NEWPARK SHIPBUILDING AND REPAIR, INC.


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Newpark Shipbuilding and Repair, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation which changes the par value of the common stock and establishing a new class of preferred stock:

         1. Name. The name of the Corporation is NEWPARK SHIPBUILDING AND REPAIR, INC., charter number 012935367.

         2. Amendment. The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on April 25, 1994 to be effective December 14, 1993.

                                  "ARTICLE FOUR

         (A) Authorized Common Shares. The Corporation has authority to issue one million (1,000,000) shares in the aggregate, at no par value. The shares are common stock and have identical rights and privileges in every respect.

         (B) Authorized Preferred Shares. The Corporation has authority to issue one million four hundred (1,400,000) shares, in the aggregate, with a par value of One and No/100 ($1.00) Dollar per share. The preferred shares are nonvoting and are preferred on liquidation in the amount of One and No/100 ($1.00) Dollar for each outstanding share. A noncumulative annual dividend of $.70 per share shall be payable with respect to such shares out of funds legally available."

         3. Outstanding Shares. The number of shares of the corporation outstanding at the time of such adoption was 90,000; and the number of shares entitled to vote thereon was 90,000 shares, all of which were common stock.

         4. Adoption of Amendment. Holders of all of the shares outstanding entitled to vote on said amendment have signed a consent in writing adopting said amendment.

         Dated:  April 25, 1994.

                                           NEWPARK SHIPBUILDING AND REPAIR, INC.

                                           By:   /s/ David Ammons
                                                 -----------------------------
                                                 David Ammons, Secretary